Exhibit 11

                             WASTE HOLDINGS, INC.
                       COMPUTATION RE: EARNINGS PER SHARE

                                                           Three Months Ended
                                                                March 31,
                                                         ---------------------
                                                           2000         2001
                                                         --------     --------

Net income                                               $ 2,350      $ 1,192
                                                         ========     ========
Weighted average number of common shares
  issued and outstanding - Basic                          13,854       13,141

Common stock equivalents
  Options for common stock                                   515          214
                                                         --------     --------
Weighted average common stock equivalents                 14,369       13,355
Less treasury shares to be repurchased                      (237)        (183)
                                                         --------     --------
Weighted average shares outstanding - Diluted              14,132      13,172

Basic earnings per share                                    $0.17       $0.09
                                                         ========     ========
Diluted earnings per share                                   0.17       $0.09
                                                         ========     ========